Review and Recommendations
The Maybe Property
Kettle River Region, Map 82E/7
Beaverdell Area
British Columbia, Canada

Prepared by: **James W. McLeod, P. Geo.**

For: **AOM Minerals Ltd.**

Dated: May 29 2006

Table of Contents

Illustrations

0.0 Summary

The Maybe and the Riverside mineral occurrences described in this report are the historical names of the property that is currently composed of the Kenrick #1 and Hard To Beat mineral claims, respectively (in this report the property is referred to as the Maybe).

The Maybe property is located on the west side of Kettle River in the Beaverdell Area of the Greenwood Mining Region, south central British Columbia, Canada.

The general area first received prospector attention in the early 1900's. The initial mention in the British Columbia Energy, Mines and Petroleum Resources Annual Reports (EMPR AR) was in 1903 and 1904. The area currently contains an abundance of staked mineral claims and exploration activity is increasing rapidly because of current metal prices.

The Maybe property consists of two located mineral claims comprising a total of 10 contiguous cells. The property is situated on the west side of the Kettle River at its confluence with Crick Creek. The property is situated 14 airmiles northeast of the Village of Beaverdell about midway between the Beaverdell and Midway Ranges just beyond the southern-end of the Monashee Mountains, British Columbia, Canada.

AOM Minerals Ltd., a Nevada, USA corporation is the beneficial owner of the mineral claim.

The property is seen to be underlain by Phoenix Volcanic Group flow units of Paleocene or Eocene age. These units often reveal the older underlying assemblages as windows or tongues.

The underlying rock units exhibit an aeromagnetic pattern that may indicate a response to underlying deformation due to geological contacts and/or faulting. Much of the claim group is drift or overburden covered and offers exploration potential.

Areas in the vicinity of the Maybe property have rendered both base and precious metal values, generally as poly-metallic quartz veins found carrying silver, gold, lead, zinc and copper values.


YUKON TERRITORY
WATSON LAKE
ATLIN
CASSIAN
JUNEAU
DEASE LAKE
FORT NELSON
BRITISH
FORT ST JOHN
STEWART
DAWSON CREEK
Williston Lake
135°
ALBERTA
PROPERTY LOCATION
PRINCE RUPERT
SMITHERS
TERRACE
KITIMAT
Queen Charlotte Islands
PRINCE GEORGE
COLUMBIA
Fraser
WILLIAMS LAKE
R.
REVELSTOKE
ASHCROFT
KAMLOOPS
50°
130°
KELOWNA
PRINCETON
PENTICTON
TRAIL
Vancouver Island
COURTENAY
VANCOUVER
HOPE
120°
UNITED STATES
VICTORIA
125°
PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST

N

AOM MINERALS LTD.

MAYBE PROPERTY
(513919 & 530404)

LOCATION MAP

N.T.S. 82E-7 | KETTLE RIVER AREA, B.C.

0 150 300 450 KM.

SCALE: 1:7,500,000	DATE: MAY 2006
DRAWN BY: J.M.	FIGURE: 1

CHONG

The Maybe mineral claim has yielded 488 tons of material during the three year period 1938-40. This material returned 549 oz. of silver, 315 oz. of gold, 260 lb. of copper and 86 lb. of lead.

The claim is favorably situated and may require geophysical surveys to determine its potential.

The object of our initial exploration undertaking is to assess areas that may require more detailed investigations to assist in determining their economic significance.

1.0 Introduction and Terms of Reference

This report, entitled "Review and Recommendations, The Maybe Property, Kettle River Region, Map 82E/7W, Beaverdell Area, British Columbia, Canada", includes the property and surrounding geology, history, past exploration and mineral potential. This report is being done at the request of the Board of Directors of AOM Minerals Ltd. The author of this report is a Qualified Person. He is a registered Professional Geoscientist, #18,712 and a member in good standing with The Association of Professional Engineers and Geoscientists of British Columbia. The author has worked in the general area many times during the past 35 years.

2.0 Disclaimer

The author reviewed the historical data and has personally visited the property area. This report is entirely the responsibility of the author who based his recommendations and conclusions on his personal experience in the mineral exploration business and upon sources of information that are identified.

3.0 Property Description and Location

The Maybe mineral property consists of two mineral claims comprising a total of 10 contiguous mineral cells that are listed as follows:



AOM MINERALS LTD.
MAYBE PROPERTY
(513919 & 530404)
CLAIM MAP
N.T.S. 82E-7
KETTLE RIVER AREA, B.C.
0 1 2 3 KM.
SCALE : 1:50,000
DATE MAY 2006
DRAWN BY: J.M.
FIGURE 2
530404
513919
Christian Valley 8 km
118°
55'
50'
49°28'
SL 11
SL 10
SL 9
SL 8
SL 7
KETTLE RIVER
LAKE RIDGE
KLOOF RIDGE
K E T T L E
R I V E
Ford

Name	Tenure No.	Cells	Expiration Date
Kenrick #1	513919	9	2007/Jun/03
Hard To Beat	530404	1	2007/Mar/22
	Total	10	

The beneficial owner of the above listed mineral claims is AOM Minerals Ltd., 2258 Heidi Avenue, Burlington, ON, Canada, L7M 3W4.

The Maybe property is situated on the west side of the Kettle River near its confluence with Crick Creek. The property is situated 14 airmiles northeast of the Village of Beaverdell between the Beaverdell and Midway Ranges just beyond the southern end of the Monashee Mountains, south central British Columbia, Canada (see Figure 2). AOM Minerals Ltd., a Nevada, USA corporation is the beneficial owner of the mineral claims.

The Maybe mineral property may be located on the NTS map sheet, 82E/7W. At the center of the property the latitude is 49° 27' 51" N and the longitude is 118° 52' 31" W. The claim can be accessed from Beaverdell, B.C. by traveling northeast on the good all weather Christian Valley road for 21 miles and then south along the Westbridge road for 11 miles.

4.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography

The property is located on the west side of the Kettle River at the confluence of the Kettle and Crick Creek. The property is situated 20 miles by good all weather road north of the Village of Westbridge in south central British Columbia, Canada.

The Maybe property lies within the Sub-Alpine Forest Zone and experiences >50" of precipitation annually of which about 15% may occur as a snow equivalent. The summers can experience warm weather while the winters are generally cold. In the north-slope areas, elevations of greater than 4,500' or higher passes snow may accumulate between December and late March.

The property area is mainly coniferous tree (spruce, pine and fir) covered with some large patches of deciduous forest, such as aspen, alder and cottonwood along the lower drainage areas.

The property lies at the sourthern-end of the Intermontane belt. The general area supports an active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area. The Village of Rock Creek, British Columbia is a good access point to the Maybe property by traveling north along Provincial Highway #33 to Westbridge, B.C. a distance of 9.5 miles and then traveling north along the Christian Valley road for 22 miles. The City of Kelowna, B.C., 78 miles north-northwest of Rock Creek, B.C. along Highway #33 offers all of the necessary infrastructure required to base and carry-out an exploration program (transportation, accommodations, communications, extensive equipment, supplies and services). The overnight Greyhound bus service is a popular way to send-in samples and to receive additional equipment and supplies, say from Vancouver, B.C.

The property ranges in elevation from 2,400 feet to 3,500 feet mean sea level. The physiographic setting of the property can be described as rounded, mountainous terrain that has been surficially altered by both the erosional and the depositional (drift cover) effects of glaciation. Thickness of drift cover in the valleys may vary considerably.

5.0 History

The recorded mining history of the Maybe mineral property area dates from the 1938-40 when exploration emphasis was directed toward gold-silver prospects, although during the period 1903-04 the Crown Granted (C.G.) mineral claims (similar to Patented Claims) on what is now the Maybe property were first issued (they have since lapsed and are cancelled). The period 1938-40 saw limited production from the Maybe claim. The following lists the three years of production from the Maybe claim:

Year	Mined (short tons)	Recovery: (Imperial)			
1938	143				
1939	159				
1940	186				
	488	Gold (T. oz.)	Silver (T. oz.)	Copper (lbs.)	Lead (lbs.)
		315	549	260	39

These returns may seem modest if current unit prices were not so high, but again the cycle returns.

6.0 Geological Setting

6.1 Regional Geology

A major feature of the regional geological setting of this southern intermontane area are the elongate north-south trending grabens or fault-blocks of late Tertiary age that are thought to have occurred because of east-west extensional faulting. The oldest rock units of abundance in the area are the Carboniferous or Permian aged volcano-sediments and their meta-equivalents of the Knob Hill Group (formerly termed the Anarchist Group). The next youngest rock units are those of the Lower to Middle Triassic age Brooklyn Formation that is comprised of two rather distinct phases. The oldest Brooklyn units, the less calcareous phase and the more calcareous one. Within this assemblage is another less calcareous phase called the Rawhide Formation. During the Mid-Mesozoic era a period of Jurassic age volcanism, minor sedimentation and some localized ultrabasic intrusion prevailed in the regional area. The late Jurassic and/or early Cretaceous saw extensive periods of calc-alkaline igneous activity and emplacement of both the Nelson and Valhalla Intrusions. The middle to late Cenozoic saw sub-aerial sedimentation and inter-layered volcanism with the emplacement of the pervasive and widespread Kettle River Formation. Volcanism continued through the mid-Tertiary, first with the intermediate composition Marron Formation intrusions and then the deposition of the syenite-granite suites of the Coryell Intrusions of Eocene age. The middle to late Cenozoic period, starting with deposition of the Kettle River Formation, Marron Formation and

6.2 Local Geology

Locally the areas exhibits relationships between the oldest rock units as a less calcareous member of the Late Paleozoic Knob Hill Group characterized by massive chert, greenstone and minor limestone and their meta-equivalents. These units are observed in possible contact with calc-alkaline igneous rocks of the Nelson Intrusions and Valhalla Intrusions of Jurassic-Cretaceous and Cretaceous age, respectively. The youngest rock units observed in the local area are those of the Penticton Group, Kettle River Formation including crystal-lithic tuffs, flows and porphyritic fine grained crystalline units and interlayered sediments of Tertiary age.

6.3 Property Geology

The property is underlain by grey-green colored andesite and/or greenstone units that may belong to the Late Paleozoic age Knob Hill Group. These units appear to be in contact with the Jurassic and Cretaceous age Nelson quartz diorite plutonic rocks that often exhibit weak chlorite-epidote alteration. The older units may in places have been folded into a gentle north dipping anticline and metamorphosed to the greenschist facies, although this feature may be the product of weak propylitic alteration

Mineralization

The mineralization occurs in a north-northeasterly striking, -50° east dipping shear/contact controlled quartz fissure that may further be controlled by a shallow, north plunging anticline structure. The noted mineralization is as arsenopyrite, chalcopyrite, pyrite, pyrrhotite and sphalerite.

The property setting offers good underlying possibilities and all overburden areas should be checked when and if a field program is undertaken.

6.4 Deposit Type

The area is found to be favorable for fault and/or contact controlled mineralized quartz veining and consideration of the host rock potential there may be an opportunity for encountering calcareous replacement and/or skarn-type mineral occurrences.


118°52'
Stewartson Creek
MAYBE PROPERTY
~14 KM. TO CHRISTIAN VALLEY
CPav
49°28'
mJqd
CPav
KETTLE RIVER
Crick Creek
mJqd
CPav
L 1467
~38 KM. TO WESTRIDGE
LEGEND
mJqd Massive fine to coarse grained equigranular, locally weak chlorite +/- epidote alteration.
CPav Grey, green fine grained siliceous andesite, locally hornblende +/- biotite present at contacts with intrusives locally minor intraflow sediments.
Fault
Contact
PROFESSIONAL
PROVINCE OF
J. W. McLEOD
BRITISH COLUMBIA
GEOSCIENTIST
N
After Phelp Dodge Corp. of Canada Ltd., Dec. 1994.
AOM MINERALS LTD.
MAYBE PROPERTY
(513919 & 530404)
PROPERTY GEOLOGY
N.T.S. 82E-7
KETTLE RIVER AREA, B.C.
0
200
400
600 METRES
SCALE: 1:10,000
DATE: MAY 2006
DRAWN BY: J.M.
FIGURE: 3
CHONG

Geophysical techniques may be most effective in the covered areas as a follow-up to initial prospecting, trenching and sampling.

6.5 Mineralization

Mineralization may occur as mesothermal replacements or vein-type of occurrences in the crystal, lithic volcanic tuffs (andesites), intrusive rock units or skarn zones. These occurrences have been observed in the massive volcanic units and in medium grain-sized intrusive rock within steeply dipping to vertical fault/contact zones with some dissemination in the adjacent wall rock. Rock alteration of some type nearly always accompany the mineralization.

The fault/contact zones may be of narrow width and 100's of feet in length and generally trend northerly (west or east). The base metal, gold-bearing quartz type mineralization may be of a mesothermal origin, possibly with a metamorphic mineral accessory peripheral to higher temperature zones.

7.0 <u>Exploration</u>

7.1 Geophysics of the Maybe Property

The aeromagnetic results shown in Figure 4 are from a survey conducted by Geoterrex Limited of Toronto, Ontario. The survey was conducted from October 1969 to April 1972. The survey was flown by Klondike Helicopters at an average speed of 90 miles per hour. The data is plotted on a topographical map sheet of the area, 82/E/7 published by the Department of Energy, Mines and Resources, Ottawa, Ontario, Canada.

There is a double high-low-high magnetic pair across the northeastern portion of the mineral claims. The pattern of the inflection and a change in gradient between the southwest and northeast zone suggests a rock-type change, i.e. a contact or possibly a fault-contact. This type of feature is known to, at times, enhance the geological setting with the possibility of being receptive to mineralizing fluids ascending from underlying intrusions or along the strong northerly trending extensional faulting.



118°55'
49°28'
MAYBE PROPERTY
58,300
58,100
58,000
57,800
57,700
57,600
RIVER

ISOMAGNETIC LINES (absolute total field)

500 gammas
100 gammas
20 gammas
10 gammas
Magnetic depression
Flight lines
Flight altitude 1000 feet above ground level

N

After GSC Map 8498 G

AOM MINERALS LTD.

MAYBE PROPERTY
(513919 & 530404)

AEROMAGNETIC MAP

N.T.S. 82E-7 KETTLE RIVER AREA, B.C.

0 1 2 3 KM

SCALE : 1:50,000	DATE : MAY 2006
DRAWN BY : J.M.	FIGURE : 4

7.2 Geochemistry of the Maybe Property

In 1994 the Phelps Dodge Corp. of Canada conducted a 25 line-miles soil sampling survey over and about the current property. A multitude of north-northeast sub-parallel, possible arsenic-gold anomalies were encountered. The author is unaware of any rock trenching and/or drill testing of these zones.

8.0 Drilling

No drilling appears to have taken place on the area covered by the Maybe property with the exception of the 1938-40 period when the mineralized material was taken in quantity to a smelter.

9.0 Sample Method and Approach

It may be advantageous to prospect the claim area in detail, looking for mineralization and/or alteration zones near the soil (arsenic-gold) anomalies and if ground (overburden) cover exists adjacent to these zone then hand trenching should be performed to obtain fresh rock exposure samples.

Standard sampling methods are then utilized, for example a rock sample would be acquired from the rock exposure with a hammer. The sample will be roughly 2"x2"x2" of freshly broken material for a grab sample or if sufficiently mineralized a channel sample of measurable (length x width x depth) volume would be taken. The samples grid location will be determined and correlated with a global positioning system (GPS) location and its parameters will be marked in the logbook after a sample number has been assigned. The sample number would be impressed on an aluminum tag and on a flagging that will be affixed at the sample site for future reference.

9.1 Results

As exploration work could be conducted and assessed, a decision would be made as to its importance and priority. The next phase of work will be determined by the results from the preceding one.

10.0 Sample Preparation, Analyses and Security

Our rock exposure samples would be taken with known grid relationships that have been tied-in with a hand held global positioning system (GPS).

The samples would be in the possession of the field supervisor of the exploration project. The samples would undergo multi-element analyses by the induction coupled plasma (ICP) method and the atomic absorption (AA) method for the detection of precious metals with back-up analyses and/or assaying of anomalous samples for more detail. All analyses and assaying will be carried-out in a certified laboratory.

11.0 Data Verification

Previous exploration has been conducted on this mineral claim area, but its close proximity to known mineral occurrences and the good geological setting encourages the recommendation to conduct exploration work on the property.

The writer is confident any information included in this report is accurate and can be utilized in planning further exploration work.

12.0 Adjacent Properties

The Maybe mineral property lies in an area where some exploration has been conducted and where active exploration work may currently be undertaken on other properties in the vicinity.

13.0 Mineral Processing and Metallurgical Testing

No mineral processing or metallurgical testing analyses have been carried-out on the Maybe property except possibly during the quantity mineralization test period of 1938-40, but this data does not appear in the historical record.

14.0 Mineral Resource and Mineral Reserve Estimates

No calculation of any reliable mineral resource or mineral reserve that in any way conforms to currently accepted standards could be undertaken at this time.

15.0 Other Relevant Data and Information

All relevant data concerning the property has been presented in this report.

16.0 Interpretation and Conclusions

The recommendations made in this report are to facilitate in the possible discovery of a mineral deposit of base and/or precious metals.

17.0 Recommendations

The author feels that the mineralization encountered to date on the property, proximity to mineralization, the covered areas of the property, a good geological setting and a lack of follow-up on the anomalous gold-bearing soil samples areas encourages this recommendation.

Phase 1

Prospecting and sampling rock exposures, all inclusive	$ 4,000

Phase 2

This phase is contingent on positive results having been obtained from Phase 1. Grid controlled VLF-EM and magnetometer over the Areas of Interest, all inclusive	12,000

Phase 3

Contingent on positive results being obtained from the preceding Phase. Induced polarization over Areas of Interest, trenching of anomalies, all inclusive	18,000
Total	$ 34,000

17.1 Recommended Drilling

No recommendations for drilling on the Maybe property can be made at this time.

18.0 References

British Columbia Ministry of Energy, Mines and Petroleum Resources (EMPR), Annual Reports 1903, p.248; 1904, p.299; 1938 - A34, D18, D22, D23, D36; 1939 - 36, 77; 1940 - 24, 62.

EMPR Assessment Reports 20215 and 23835.

EMPR Index 3-205.

EMPR Open File 1990-25.

Department of Energy, Mines and Resources, Aeromagnetic Map - 8498 G, 82E/7.

Geological Survey of Canada (GSC), Map 6-1957.

GSC Paper 79-29, including Map 1500A.

19.0 Author's Qualifications and Certification

I, James W. McLeod, P. Geo do hereby certify as follows:

1.0 I am currently self-employed as a Consulting Geologist with an office located at 5382 Aspen Way, Delta, British Columbia, V4K 3S3, Canada.

2.0 I am a graduate of the University of British Columbia (1969), B. Sc. (Major Geology).

3.0 I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, with membership # 18712 and a Fellow of the Geological Association of Canada.

4.0 I have worked as a geologist for a total of 36 years since graduation.

5.0 I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") in Canada and certify that by reason of my education, affiliation with a professional association

(as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

6.0 I am responsible for the preparation of sections 1 to 19 of the technical report titled "Review and Recommendations, The Maybe Property, Kettle River Region, NTS: 82E/7, Beaverdell Area, British Columbia, Canada." Dated May 29, 2006 (the Technical Report") relating to the Maybe property.

7.0 I have had prior involvement in the general area and specifically the area about the Maybe property.

8.0 I am not aware of any material facts or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.0 I am independent of the issuer and have neither interest in the Maybe property nor AOM Minerals Ltd..

10.0 I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument.

11.0 I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical report.

Dated at Delta, British Columbia this 29th Day of May, 2006.

PROFESSIONAL PROVINCE OF J. W. McLEOD BRITISH COLUMBIA GEOSCIENTIST

James W. McLeod, P. Geo.
Qualified Person